Northwest Savings Bank to Purchase National City Offices

WARREN, Pa., Aug. 14--Northwest Savings Bank, a subsidiary of
Northwest Bancorp, Inc. (Nasdaq: NWSB), has announced the finalization of an agreement to purchase eight offices from National City Bank of Pennsylvania. William J. Wagner, President and CEO of Northwest Savings Bank, made the announcement.

The offices involved in the transaction serve the Pennsylvania communities of Union City and Summit Township in Erie County, New Bethlehem in Clarion County, Clearfield in Clearfield County, Pleasantville in Venango County, Wampum in Lawrence County, and Fredericktown and McDonald in Washington County.

Under the terms of the agreement, Northwest will purchase the office facilities with deposits of $198 million as well as any lines of credit relating to the deposits. National City will retain all other loans now serviced centrally by the bank. Deposits will continue to be insured by the FDIC and all eight offices will continue to serve existing and new customers in their respective communities.

All National City employees at the respective offices will join
Northwest and remain available to serve their customers.

Plans call for the transfer, which is subject to regulatory approval, to take place in the fourth quarter of this year.

Financial terms of the agreement were not disclosed.

Mr. Wagner stated that his company is excited about this opportunity. "These eight offices will complement and expand our community banking network in western Pennsylvania," he said. "As a community-oriented bank, Northwest Savings has grown and prospered by providing banking services to Pennsylvania's smaller, rural communities. We're a community bank, and we are eager to extend Northwest's services to customers in these new communities."

Founded in 1896 and headquartered in Warren, Pennsylvania, Northwest Savings Bank currently holds over $2.5 billion in assets and operates 69 community banking offices in 21 counties across wester and central Pennsylvania.

National City of Pennsylvania, with more than 238 banking offices in 21 western Pennsylvania counties, is the Pennsylvania banking subsidiary of National City Corporation (NYSE: NCC). National City Corporation is an $81 billion bank holding company based in Cleveland, Ohio. The bank offers a full range of financial services, ranging from investment banking and brokerage services to traditional banking services for individuals and businesses. National City has branch offices in the states of Ohio, Pennsylvania, Michigan, Indiana, Kentucky, and Illinois.
National City can be found on the World Wide Web at http://www.national-city.com.